Exhibit 10.22

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), is dated as of September __, 2021, with an effective date of August 1, 2021 (“Effective Date”), by and between BROWNIE’S MARINE GROUP, INC., A Florida corporation, with an address at 3001 NW 25 Avenue, Suite 1, Pompano Beach, Florida (the “Company”), and Blake Carmichael, an individual with an address at 524 Northeast 2nd Street, Pompano Beach, FL 33060 (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Term. This Agreement shall commence on the date hereof and terminate on the third anniversary thereof, unless sooner terminated as provided in Section 8 of this Agreement (the “Term”). At the expiration of the Term, or any prior extensions thereof, the Term shall automatically be extended, without any action on the part of the Company or the Executive, for additional one-year periods, unless either party notifies the other in writing of its desire not to renew the Agreement at least sixty days prior to the expiration of the then current Term.

3. Position and Duties.

(a) During the Term, the Executive shall serve as the Chief Executive Officer of the Blu3, Inc. (the “Subsidiary”) and shall have such duties and responsibilities as are consistent with such office, as the Company, and its CEO shall designate from time to time.

(b) During the Term, the Executive shall perform and discharge his duties and responsibilities in accordance with the terms and conditions of this Agreement, and shall devote his talents, efforts and abilities to the performance of his duties hereunder.

(c) During the Term, the Executive shall devote substantially all of his business time, attention and energies to the Subsidiary’s business; provided that nothing contained in this Agreement shall prevent the Executive from serving on civil, charitable and corporate boards, nor making passive investments which do not interfere with the performance of Executive’s duties under this Agreement.

4. Compensation.

(a) Base Salary. In consideration for the Executive’s services hereunder, the Company shall (i) pay the Executive an annual base salary of $120,000, payable in accordance with the customary payroll practices of the Company, and (ii) subject to the terms and conditions of this Agreement, issue upon execution and on each anniversary of the date hereof during the Term, a non-qualified five-year stock option to purchase 3,759,400 of the Company’s common stock, par value $0.0001 per share (“Common Stock”) at an exercise price equal to $.0399, the market price of the Common Stock on the effective date of this agreement, ( collectively “Base Salary”) in accordance with the terms of an option agreement to be entered into between the parties hereto.

(b) Cash Bonus. In addition to Base Salary, the Executive shall be entitled to receive five percent (5%) of net income of the Subsidiary calculated on a quarterly basis starting with the first full calendar quarter after the execution of this agreement. Net Income shall include allocated overhead expenses from the Company.

(c) Bonus. In addition to Base Salary, the Executive shall be entitled to receive five-year stock options to purchase up to 18,000,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on the Effective Date based upon the performance matrix attached in Exhibit 1.

(d) Withholding. All cash payments required to be made by the Subsidiary to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with applicable law and the Subsidiary’s policies applicable to executives of the Subsidiary.

5. Benefits. During the Term and for such longer periods required by applicable law, the Executive shall be entitled to participate in the executive benefit plans, policies and programs, including health and disability insurance (collectively, “Benefits”), on the same terms and conditions made available to other executives of the Subsidiary.

6. Reimbursement of Expenses. The Subsidiary shall pay or reimburse the Executive for all out-of-pocket expenses reasonably incurred by the Executive for the benefit of the Subsidiary upon presentation of supporting information as the Subsidiary may reasonably require of the Executive.

7. Vacation. The Executive shall be entitled to no less than three weeks of paid vacation during each full calendar year of the Term (and a pro rata portion thereof for any portion of the Term that is less than a full calendar year). Unused vacation may be carried over to successive years.

8. Termination. The employment of the Executive hereunder may be terminated prior to the expiration of the Term in the manner described in this Section 8.

(a) Termination upon Death. The employment of the Executive hereunder shall terminate immediately upon his death.

(b) Termination upon Disability. The Company shall have the right to terminate this Agreement during the continuance of any Disability of the Executive, as hereafter defined, upon fifteen (15) days’ prior notice to the Executive during the continuance of the Disability.

(c) Termination by the Company Without Good Cause. The Company shall have the right to terminate the Executive’s employment hereunder without Good Cause (as such term is defined herein) by written notice to the Executive.

(d) Termination by the Company for Good Cause. The Company shall have the right to terminate the employment of the Executive for Good Cause by written notice to the Executive specifying the particulars of the circumstances forming the basis for such Good Cause.

(e) Voluntary Resignation by the Executive. The Executive shall have the right to voluntarily resign his employment hereunder for other than Good Reason (as such term is defined herein) by written notice to the Company.

(f) Resignation by the Executive for Good Reason. The Executive shall have the right to terminate his employment for Good Reason by written notice to the Company specifying the particulars of the circumstances forming the basis for such Good Reason.

(g) Termination Date. The “Termination Date” is the date as of which the Executive’s employment with the Company terminates. Any notice of termination given pursuant to the provisions of this Agreement shall specify the Termination Date.

(h) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Disability” shall mean an inability by the Executive to perform a substantial portion of the Executive’s duties hereunder by reason of physical or mental incapacity or disability for a total of ninety (90) days or more in any consecutive period of three hundred and sixty five (365) days, as determined by the Board in its good faith judgment.

(ii) “Good Cause” as used herein, mean (A) the commission of a felony, or a crime involving moral turpitude that has a material adverse effect on the reputation, business or prospects of the Company; (B) substantial and repeated failure to perform duties as reasonably directed by the Board; (C) gross negligence, willful misconduct, or self-dealing; (D) any material misrepresentation by the Executive under this Agreement; or (E) the Company and the Executive mutually agree that the business and/or economic conditions have changed that the Company can no longer continue to pay the Base Salary as defined in this agreement; provided, however, that such Good Cause shall not exist unless the Company shall first have provided the Executive with written notice specifying in reasonable detail the factors constituting such Good Cause, as applicable, and such factors shall not have been cured by the Executive within thirty (30) days after such notice or such longer period as may reasonably be necessary to accomplish the cure.

(iii) “Good Reason” means the occurrence of any of the following events:

(A) the diminution of the Executive’s duties, responsibilities, title or authority;

(B) a material breach by the Company of this Agreement or any other agreement between the Company and the Executive, provided that such Good Reason shall not exist unless the Executive shall first have provided the Company with written notice specifying in reasonable detail the factors constituting such material breach and such material breach shall not have been cured by the Company within thirty days after such notice or such longer period as may reasonably be necessary to accomplish the cure;

(C) the Company requiring the Executive to be based at any location other than within fifty (50) miles of the Company’s current executive office location, except for requirements of temporary travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations existing immediately prior to the date of this Agreement;

(D) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;

(E) the failure to elect the Executive to, or removal of the Executive from, the Board; or

(F) a Change of Control shall have occurred.

For purposes of this Agreement, Change of Control shall mean (i) the direct or indirect sale, lease, exchange or other transfer of 50% or more of the assets of the Company to any person or entity or group of persons or entities acting in concert (a “Group”), (ii) the merger, consolidation or other business combination of the Company with or into another entity with the effect that the shareholders of the Company, immediately following such merger, consolidation or other business combination, hold 50% or less of the combined voting power of the then outstanding securities of the surviving entity having the right to vote in the election of directors (iii) the replacement of the majority of the Board, or (iv) a person or Group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company having the right to vote in the election of directors.

9. Obligations of Company on Termination. Notwithstanding anything in this Agreement to the contrary, the Company’s obligations on termination of the Executive’s employment shall be as described in this Section 9.

(a) Obligations of the Company in the Case of Termination Without Good Cause or Resignation by the Executive for Good Reason. In the event that prior to the expiration of the Term, the Company terminates the Executive’s employment, pursuant to Section 8(c), without Good Cause, or the Executive resigns, pursuant to Section 8(f), for Good Reason, the Company shall provide the Executive with the following:

(i) Severance Payments. The Company shall pay the Executive at the rate(s) which would otherwise have been in effect pursuant to Section 4 above:

(A) Base Salary otherwise payable to the Executive for the period of six months; and

(B) any Base Salary, bonuses, vacation and unreimbursed expenses accrued but unpaid as of the date of termination.

(b) Obligations of the Company in case of Termination for Death, Disability, Voluntary Resignation or Good Cause. Upon termination of the Executive’s employment upon his death (pursuant to Section 8(a)), as a result of his Disability (pursuant to Section 8(b), for Good Cause (pursuant to Section 8(d)), or as a result of the voluntary resignation of the Executive (pursuant to Section 8(e)), the Company shall have no payment or other obligations hereunder to the Executive, except for the payment of any Base Salary, bonuses, benefits or unreimbursed expenses accrued but unpaid as of the date of such termination.

10. Covenants of the Executive.

(a) Confidentiality. The Executive acknowledges, recognizes and agrees that in connection with his position with the Company he will have access to proprietary and confidential information regarding the Company, including but not limited to, its products, customers, trade secrets, processes, methods of operation, know-how, business plans, financial conditions and prospects and other information, which the Company regards as confidential (collectively, “Confidential Information”). The Executive acknowledges and agrees that the Confidential Information is of great value to the Company and has been disclosed to him in confidence. The Executive shall therefore retain in strict confidence and not, at any time, during or after his employment with the Company, directly or indirectly reveal, divulge, disclose, copy, transfer, or make known to any person or entity, any Confidential Information except in furtherance of the Business for the benefit of the Company. Notwithstanding the foregoing, the Executive has no obligation of confidentiality with respect to information which is in public domain or become known to others other than through disclosure by the Executive.

(b) Non-Competition. The Company is in the business of designing, testing manufacturing and distribution of recreational hookah diving, yacht based scuba air compressor and nitrox generation systems, and the manufacture and sale of high pressure air and industrial gas compressors (the “Business”). The Executive acknowledges that during his employment with the Company he will become familiar with trade secrets and other information relating to the Company and its Business, and that his services have been and will be of special, unique and extraordinary value to the Company. Therefore, the Executive agrees that, during the Term, and for one year thereafter (the “Restricted Period”), the Executive will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business (in each case including, without limitation, on his own behalf or on behalf of another entity) which competes either directly or indirectly with the Company in the Business, in any market in which the Company is operating, or is considering operating at any given point in time during the Term. Nothing in this Section 10(b) will be deemed to prohibit the Executive from being a passive owner of less than 5% of the outstanding stock of a corporation engaged in a competing business as described above of any class which is publicly traded, so long as Executive has no direct or indirect participation in the business of such corporation.

(c) Non-Solicitation. The Executive agrees that during the Restricted Period, the Executive will not, directly or indirectly, whether for compensation or not, on his own behalf or through another entity: (i) solicit, induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries and any employee thereof or otherwise hire, retain, engage, employ or receive the services of an individual who was an employee of the Company or its subsidiaries at any time during such Restricted Period, except any such individual whose employment was terminated by the Company more than six months prior to Executive’s termination from the Company; or (ii) solicit, induce or attempt to induce any person, firm or company who was a client, customer, supplier, agent or distributor of the Company or its affiliates or subsidiaries during the one-year period immediately preceding the Executive’s termination from the Company to decrease or cease doing business with the Company or its subsidiaries.

(d) Work Product. The Executive agrees that all innovations, inventions, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relate to the Company’s business, and which are conceived, developed or made by the Executive during the Term (any of the foregoing, hereinafter “Work Product”), belong to the Company. The Executive will promptly disclose all such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

(e) No Conflict. The Executive represents and warrants to the Company that the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity or any other agreement which would prevent or limit his ability to enter into this Agreement or perform his obligations hereunder.

(f) Enforcement.

(i) The Executive acknowledges that the Company will suffer substantial and irreparable damages not readily ascertainable or compensable in the event of the breach of any of the Executive’s obligations under Sections 10(a) through (c) hereof. The Executive therefore agrees that the provisions of Sections 10(a) through (c) shall be construed as an agreement independent of the other provisions of this Agreement and any other agreement and that the Company, in addition to any other remedies (including damages) provided by law, shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction thereof.

(ii) If at any time any of the provisions of this Section 10 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Executive agrees that this Section 10, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

11. Indemnification. The Company hereby agrees to indemnify and hold harmless the Executive to the full extent permitted by the Florida Business Corporation Act and other relevant statutes by virtue of the Executive’s service to or on behalf of the Company as a director or officer of the Company. The Company agrees to advance to the Executive, as and when incurred by the Executive, all costs and expenses arising from any claim as to which the Company is providing indemnification hereunder

12. Severability. Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each other provision hereof shall be enforceable and valid to the fullest extent permitted by law.

13. Successors and Assigns.

(a) This Agreement and all rights under this Agreement are personal to the Executive and shall not be assignable other than by will or the laws of descent. All of the Executive’s rights under the Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any entity succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company under this Agreement.

14. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, without regard to the conflicts of laws rules thereof.

15. Notices. All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made five business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or one business day after the date of delivery by Federal Express or other reputable overnight delivery service, addressed to the parties at their addresses first set forth above, or to such other addresses furnished by notice given in accordance with this Section 17.

16. Entire Agreement. This Agreement supersedes any prior arrangements, understandings, discussions and agreements relating to employment between the Executive and the Company and constitutes the complete understanding between the parties with respect to the subject matter hereof. No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.

17. Modification; Waiver.

(a) This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Executive or in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

BROWNIE’S MARINE GROUP, INC

By:
Name:	Christopher Constable
Title:	CEO

Blake Carmichael

Exhibit 1

As a example:

Contract Year 1 revenue reaches $8,500,000 with EBITA of 6.5% the calculation would be: 2,000,000 * 120% * 85% = 2,040,000 shares

Contract Year 2 reaches $11,500,000 with 11.2% EBITDA would be = 3,000,000 * 120% * 110% = 3,960,000 shares

Contract Year 3 reaches $15,500,000 with 10.5% EBITDA would be = 4,000,000 * 110% * 105% = 4,620,000 shares

Total Awards for the bonus contract term 10,620,000 shares with total EBITDA generated of $3,468,000 from revenues of $35,500,000

2 Fully loaded EBITDA to include any expenses allocated to BLU3, Inc. from the parent company based upon Agreed upon allocation.

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